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                                                            Exhibit 99 (7) (e)

[UBS Letterhead]

                         UBS PACE SELECT ADVISORS TRUST

November 28, 2006

State Street Bank and Trust Company
Lafayette Corporate Center
2 Avenue de Lafayette
Boston, MA 02111

Attn:

Re:  New series of UBS PACE Select Advisors

Ladies and Gentlemen:

This is to advise you that UBS PACE Select Advisors Trust ("the Fund") has established a new series of shares to be known as UBS PACE Real Estate Securities Investments (the "New Series"). In accordance with the Additional Funds provision of Section 19 of the Custodian Contract dated August 18, 1995 between the Fund and State Street Bank and Trust Company, as amended (the "Contract"), the Fund hereby requests that you act as Custodian for the New Series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

UBS PACE Select Advisors Trust


By: /s/ Eric Sanders
    ---------------------------------
    Eric Sanders
    Assistant Secretary

Agreed to this 30th day of November, 2006

State Street Bank and Trust Company


By: /s/ Joseph L. Hooley
    ---------------------------------
    Joseph L. Hooley
    Executive Vice President